Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Corporation Calls for Redemption

All Outstanding 12.25% Senior Subordinated Discount Notes

of American Towers, Inc.

Boston, Massachusetts – December 22, 2005 – American Tower Corporation (NYSE: AMT) announced today the call for redemption of all outstanding 12.25% senior subordinated discount notes of the Company’s wholly owned subsidiary American Towers, Inc. The redemption date has been set for February 1, 2006. In accordance with the indenture for the 12.25% notes, the notes will be redeemed at a price equal to 106.125% of their accreted value on the redemption date. On February 1, 2006, the accreted value per $1,000 principal amount at maturity of notes will be $742.87. Accordingly, the 12.25% notes will be redeemed at a redemption price equal to $788.37 per note. Based on an aggregate of $227,670,000 face amount of 12.25% notes outstanding on December 21, 2005, the Company expects to redeem the notes for an aggregate of $179.5 million. The Company intends to use borrowings under the American Tower credit facility to fund the redemption.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

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